EXHIBIT 10.15

SERVICE AGREEMENT

This agreement entered into by and between Cardio Vascular Genetic Engineering Inc., a Delaware corporation (“Cardio” or “the Company”) and BS Biology Sciences Limited, a Cyprus” Corporation (“Service Provider).

RECITAL

A.	The Company and the Service Provider intend to jointly develop the phage recombinant protein production method for the production of Cardio Vascular Genetic Engineering pharmaceutical product “Cardio Vascu-Grow 1 and 3, that is proprietary and confidential

B.	Cardio will own all findings and discoveries under this Service Agreement

NOW THEREFORE, in consideration of these premises and for the mutual promises and covenants herein, it is hereby agreed as follows:

1.	The Service Provider will provide research and development expertise (“the Services”) to the Company through its facilities and relationships in Kiev, and any associated persons that the Service Provider deems necessary to accomplish the goals and tasks assigned by Cardio.

2.	For the provision of these services, Cardio will pay the Service Provider on a 12 month contract basis $494,700, payable in quarterly monthly installments of $123,675 in advance.

3.	The term of this agreement shall be for a period of 12 months. Such extension and any amendments or modifications thereof, shall be executed on or before the anniversary date of this agreement.

4.	Ownership of all findings, discoveries, data in both written and electronic format shall be the sole property of Cardio. Such information shall be maintained confidential and proprietary with any dissemination of such information be conducted only upon the written authorization of an officer of Cardio.

5.	This agreement may be terminated by Cardio for the following reasons;

a. Failure to Perform. In the event that the Service Provider does not perform or meet the established goals set by Cardio, then this agreement may be terminated through proper written notification with 60 day(s) notice.

b. Breach of Confidentiality. In the event that there is a breach of confidentiality, Cardio may terminate this agreement with property written notification with 60 day(s) notice.

c. Failure to Pay. In the event that Cardio fails to pay monthly invoices, or reimburse expenses within 60 days of receipt, the Service Provider may terminate this agreement.

6.	The goals and tasks assigned to the Service Provider shall be submitted by Cardio in writing with an appropriate time line for accomplishment thereof. Compensation will then be negotiated and determined between the two parties.

7.	This Agreement shall be governed by California law.

8.	This Agreement contains the full and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior representations and understandings, whether oral, or written. This Agreement shall not be modified in any manner except by written amendment executed by each of the parties hereto.

9.	If any party hereto incurs legal fees, whether or not action is instituted to enforce the terms of this Agreement, the prevailing party shall be entitled to all attorney’s fees in addition to other relief to which it or they may be entitled.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of this 20th day of October 2000 and agree to the above terms and acknowledge receipt of a copy of this Agreement.

Cardio Vascular Genetic Engineering Inc.,	“BS Biology Sciences, “SERVICE PROVIDER”

/s/ Daniel C. Montano	/s/ Sergiy Buryak
Daniel C. Montano	Sergiy Buryak
President	Owner